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                   [KROPSCHOT FINANCIAL SERVICES LETTERHEAD]


April 3, 1996

PRIVATE AND CONFIDENTIAL

Dr. Barry R. Bronfin, Chairman
Financing for Science International, Inc.
10 Waterside Drive, Suite 300
Farmington, CT 06032

Dear Barry:

I appreciated the opportunity to talk with you and your Board of Directors regarding your possible need for a fairness opinion for Financing for Science International, Inc. As we discussed, I believe that Kropschot Financial Services is uniquely qualified to perform this work for you. I would be the person principally responsible for the project, and I would be assisted by Senior Vice President Martin Shames. Background information on both of us is enclosed. If you are ready for us to commence this project on April 8th, we expect to complete our work by April 19th.

Following are the terms under which Kropschot Financial Services proposes to undertake this engagement:

        * Fee - The services of Mr. Shames and me will be billed at an hourly rate of $350. Our fee will not exceed $35,000 unless there are special requirements, such as a separate consideration of the value of stock warrants and options and/or a valuation of the stock of an acquirer.

        * Retainer - A retainer of $10,000 is payable upon your acceptance of this proposal. The retainer will be deducted from our final billing for this project.

        * Expenses - Kropschot Financial Services will be reimbursed for reasonable travel and miscellaneous expenses incurred for this assignment.

        * Indemnification - Financing for Science International, Inc. will indemnify and hold harmless Kropschot Financial Services, its employees and agents against any liability, losses, claims and damages (including legal fees and related expenses) to which they may become subject as a result of or in connection with the rendering of services under this agreement, provided, however, that this indemnity shall not apply in the case of willful misconduct or gross negligence on the part of Kropschot Financial Services in performance of the services hereunder.

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If you are in agreement with the above terms, please sign and return one copy of this agreement. We look forward to being of service to you.

Sincerely,

KROPSCHOT FINANCIAL SERVICES

/s/ Bruce E. Kropschot
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Bruce E. Kropschot
President

BEK:bdk
encl.

AGREED TO AND ACCEPTED THIS 16th DAY OF APRIL, 1996
Financing for Science International, Inc.

/s/ Barry R. Bronfin
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Barry R. Bronfin, Chairman